EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – May 1, 2017 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $938,000, or $0.23 per diluted share, for the quarter ended March 31, 2017. Net income decreased by $3,000, or 0.3%, when compared to the quarter ended March 31, 2016. Earnings per diluted share for the quarter ended March 31, 2017, were $0.23, and equaled earnings per diluted share for the quarter ended March 31, 2016. The Company also reported net income of $2.5 million for the nine months ended March 31, 2017, which represented a decrease of $158,000, or 6.0%, over the nine months ended March 31, 2016. Earnings per diluted share for the nine months ended March 31, 2017 were $0.60, which represented a decrease of 3.2% when compared to the same period in the prior year.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the nine months ended
	3/31/2017	03/31/2016
	(Unaudited)	(Unaudited)
Interest income	$11,974	$11,732
Interest expense	1,708	1,657
Net interest income	10,266	10,075

Provision for loan losses	43	141
Net interest income after provision for loan losses	10,223	9,934

Total noninterest income	3,620	3,541
Total noninterest expense	10,741	10,383
Income before income taxes	3,102	3,092

Income tax provision	642	474
Net income	$2,460	$2,618

Basic earnings per share	$0.61	$0.63
Diluted earnings per share	$0.60	$0.62

Weighted average shares outstanding:
Basic	4,036,066	4,173,027
Diluted	4,078,075	4,205,170

Summarized Consolidated Statements of Financial Condition

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016

ASSETS
Cash and Cash Equivalents	$35,535	$31,765	$28,173	$28,980	$23,246
Investment Securities	191,678	180,315	188,967	193,215	188,929
Loans Receivable, net	280,434	274,333	273,176	267,138	269,480
Other Assets	37,939	39,187	37,747	36,756	36,361
Total Assets	545,586	525,600	528,063	526,089	518,016

LIABILITIES
Municipal Deposits	$106,569	$101,676	$101,763	$100,203	$95,089
Other Deposits	356,733	341,872	340,211	338,682	336,895
FHLB Advances	8,833	10,333	12,000	12,000	13,934
Other Liabilities	3,462	2,880	3,414	4,750	3,310
Total Liabilities	475,597	456,761	457,388	455,635	449,228

Commitments and Contingencies	-	-	-	-	-

Total Stockholders' Equity	69,989	68,839	70,675	70,454	68,788
Total Liabilities & Stockholders' Equity	$545,586	$525,600	$528,063	$526,089	$518,016

Outstanding Shares	4,204,910	4,194,404	4,198,143	4,198,143	4,201,326
Tangible Book Value per share	$15.99	$15.75	$16.16	$16.11	$15.69

Summarized Consolidated Statements of Income

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,083	$3,948	$3,943	$3,966	$3,891
Interest Expense	533	550	625	544	530
Net Interest Income	3,550	3,398	3,318	3,422	3,361

Provision for Loan Losses	11	15	17	46	52
Net Interest Income After Provision for
Loan Losses	3,539	3,383	3,301	3,376	3,309

Total Noninterest Income	1,035	1,277	1,308	1,098	1,121
Total Noninterest Expense	3,417	3,662	3,662	3,597	3,230
Income before Tax Provision	1,157	998	947	877	1,200
Income Tax Provision	219	258	165	67	259
Net Income	$938	$740	$782	$810	$941

Basic Earnings per Share	$0.23	$0.18	$0.19	$0.20	$0.23
Diluted Earnings per Share	$0.23	$0.18	$0.19	$0.20	$0.23

Weighted Average Shares Outstanding
Basic	4,056,993	4,027,410	4,024,249	4,025,088	4,027,432
Diluted	4,103,265	4,066,647	4,058,011	4,063,727	4,057,600

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(for the three months ended)
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Performance Ratios:
Return on average assets (1)	0.70%	0.56%	0.59%	0.62%	0.73%
Return on average equity (1)	5.41%	4.24%	4.43%	4.66%	5.51%
Interest rate spread (2)	2.83%	2.75%	2.66%	2.79%	2.79%
Net interest margin (3)	2.86%	2.78%	2.70%	2.83%	2.82%
Noninterest expense to average assets (1)	2.56%	2.78%	2.77%	2.76%	2.48%
Efficiency ratio (4)	74.53%	78.33%	79.16%	79.58%	70.82%
Average interest-earning assets to average interest-bearing liabilities	107.42%	107.61%	108.14%	108.15%	107.88%
Average equity to average assets	12.97%	13.25%	13.33%	13.34%	13.32%

Bank Capital Ratios:

Tangible capital	11.23%	11.34%	11.42%	11.60%	11.69%

Core capital	11.23%	11.34%	11.42%	11.60%	11.69%

Total risk-based capital	21.94%	22.20%	22.36%	22.70%	22.91%

Asset Quality Ratios:
Nonperforming loans as a percentage of total loans	1.07%	0.96%	1.09%	1.05%	1.31%
Nonperforming assets as a percentage of total assets	0.57%	0.53%	0.59%	0.56%	0.75%
Allowance for loan losses as a percentage of total loans	1.49%	1.63%	1.60%	1.78%	1.82%
Allowance for loan losses as a percentage of nonperforming loans	140.08%	169.05%	146.73%	169.21%	138.71%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.39%	(0.11%)	0.61%	0.27%	(0.26%)

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total noninterest income.

For the three months ended March 31, 2017:

Net income totaled $938,000 for the quarter ended March 31, 2017, which represented a decrease of $3,000, or 0.3%, when compared to the quarter ended March 31, 2016.

The decrease was primarily due to an increase in non-interest expense of $187,000 as well as a decrease in non-interest income of $86,000. The net effect of the decreases was partially offset by an increase in net interest income of $189,000 and a $40,000 reduction in the income tax provision.

Net interest income totaled $3.6 million for the quarter ended March 31, 2017, which represents an increase of $189,000, or 5.6%, when compared to the quarter ended March 31, 2016. The growth in net interest income, the Company’s core business, was the result of an increase in interest income, which was partially offset by an increase in interest expense. Interest income increased by $192,000 due to a $12.3 million increase in the average balance of loans, and an increase in the average rate earned on investment securities from 2.15% in the prior year quarter to 2.30% in the current year quarter. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategies in mortgage and commercial lending. The increases were partially offset by a decrease in the average rate earned on loans from 4.34% in the prior year quarter to 4.26% in the current year quarter, and a $110,000 decrease in the average balance of investments. Interest expense increased $3,000 primarily due to a $24.1 million increase in the average balance of deposits, partially offset by a decrease in the average rate paid on deposits from 0.44% in the prior year quarter to 0.43% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.75% at March 31, 2016 to 0.57% at March 31, 2017, but increased slightly from 0.53% at December 31, 2016. Nonperforming loans as a percentage of total loans decreased from 1.31% at March 31, 2016 to 1.07% at March 31, 2017, but increased slightly from 0.96% at December 31, 2016. The increase from December 31, 2016 was due to the addition to nonperforming loans of a land loan with a net value of $600,000. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $11,000 for the quarter ended March 31, 2017, which represents a decrease of $41,000 compared to the quarter ended March 31, 2016.

Noninterest income totaled $1.0 million for the quarter ended March 31, 2017, which represented a decrease of $86,000, or 7.7%, when compared to the quarter ended March 31, 2016. The decrease was primarily due to amortization and market value adjustments of mortgage servicing rights, which resulted in a charge to non-interest income of $25,000 in the quarter ended March 31, 2017 as compared to a $68,000 credit to non-interest income in the prior year quarter. In addition, investment securities sold in the prior year quarter resulted in a $64,000 gain; there were no sales of securities in the current year quarter. These decreases were partially offset by a $67,000 increase in gain on sale of loans and a $20,000 increase in service charge income on deposit accounts.

Noninterest expense totaled $3.4 million for the quarter ended March 31, 2017, which represented an increase of $187,000, or 5.8%, when compared to the quarter ended March 31, 2016. The increase was primarily due to an increase in compensation expense of $173,000 and an increase in data processing expense of $103,000. Compensation expense increased primarily as a result of a two-month medical insurance holiday which saved the Company a total of $114,000 in the prior year quarter, with no such corresponding event in the current year quarter. The increase in data processing expense is the result of the expiration of temporary monthly credits and an increase in fraud prevention services, which serve to protect the Bank and its customers. These increases were partially offset by a $47,000 decrease in premises and occupancy expense and a $38,000 decrease in professional fees.

For the nine months ended March 31, 2017:

Net income totaled $2.5 million for the nine months ended March 31, 2017, which represents a decrease of $158,000, or 6.0%, when compared to the nine months ended March 31, 2016. The decrease is primarily due to an increase in non-interest expense of $358,000 and an increase in the income tax provision of $168,000. The net effect of the decreases was partially offset by an increase in net interest income of $191,000, a decrease in the loan loss provision of $98,000 and an increase in non-interest income of $79,000.

Net interest income totaled $10.3 million for the nine months ended March 31, 2017, which represents an increase of $191,000, or 1.9%, when compared to the nine months ended March 31, 2016. The growth in net interest income, the Company’s core business, was the result of an increase in interest income, which was partially offset by an increase in interest expense. Interest income increased by $242,000 due to an $11.6 million increase in the average balance of loans, and an increase in the average rate earned on investment securities from 2.13% in the prior year period to 2.19% in the current year period. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategies in mortgage and commercial lending. These increases were partially offset by a decrease in the average rate earned on loans from 4.40% in the prior year period to 4.28% in the current year period, and a $3.4 million decrease in the average balance of investments. Interest expense increased $51,000 primarily due to a $17.7 million increase in the average balance of deposits. The average rate paid on deposits was 0.46% for both the nine month period ended March 31, 2017 and the nine month period ended March 31, 2016.

Nonperforming assets as a percentage of total assets decreased from 0.75% at March 31, 2016 to 0.57% at March 31, 2017, but increased slightly from 0.56% at June 30, 2016. Nonperforming loans as a percentage of total loans decreased from 1.31% at March 31, 2016 to 1.07% at March 31, 2017, but increased slightly from 1.05% at June 30, 2016. The increase was due to the addition to nonperforming loans of a land loan with a net value of $600,000 and a nonresidential loan with a net value of $500,000. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $43,000 for the nine months ended March 31, 2017, which represents a decrease of $98,000 compared to the nine months ended March 31, 2016.

Noninterest income totaled $3.6 million for the nine months ended March 31, 2017, which represented an increase of $79,000, or 2.2%, compared to the prior year period. The increase was primarily due to a $330,000 increase in gain on the sale of mortgage loans due to higher sales volume. This increase was partially offset by a decrease in Bank-Owned Life Insurance income of $251,000. The decrease in Bank-Owned Life Insurance income was due to the receipt in the prior year period of Bank-Owned Life Insurance proceeds due to the death of a director and a former director, which resulted in a gain of $278,000, as compared to a gain of $45,000 in the current year period due to the death of a former director.

Noninterest expense totaled $10.7 million for the nine months ended March 31, 2017, which represented an increase of $358,000, or 3.4%, compared to the prior year period. The increase in noninterest expense was primarily the result of an increase of $378,000 in compensation expense and an increase of $359,000 in data processing expense. The increase in compensation expense was primarily due to two factors. The first factor was the payment of a $196,000 separation payment made in the current year period in connection with the departure of the Company’s former Chief Financial Officer. There was no such event in the prior year period. The second factor was the previously referenced two-month medical insurance holiday in the prior year period, which saved the Company $114,000, with no such corresponding event in the current year period. The increase in data processing expense was the result of the expiration of temporary monthly credits and an increase in fraud prevention services, which serve to protect the Bank and its customers. These increases were partially offset by a $113,000 decrease in FDIC insurance expense, which is the result of a change to the FDIC insurance assessment rate and a $181,000 decrease in other non-interest expenses. Other non-interest expenses decreased primarily as a result of a $195,000 decrease in loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these closing costs associated with new loans and amortizing those costs over the life of the loan.

The provision for income taxes totaled $642,000 for the nine months ended March 31, 2017, which represents an increase of $168,000 when compared to the prior year period. The increase was primarily due to a provision of $125,000 related to the expiration of stock options granted in 2006 as well as an increase in income before taxes during the current year period.

Statement of Financial Condition:

Total assets were $545.6 million at March 31, 2017, compared to $526.1 million at June 30, 2016. Total assets increased during the period primarily as a result of $13.3 million increase in loans and a $6.6 million increase in cash and cash equivalents. These increases were partially offset by a $1.5 million decrease in investment securities.

In addition to the loan growth achieved during the nine months ended March 31, 2017, the Company had approximately $5.9 million in undisbursed construction loans as of March 31, 2017. While these were not on the Company’s balance sheet as of March 31, 2017 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities increased $20.0 million to $475.6 million at March 31, 2017 from $455.6 million at June 30, 2016. The increase is primarily due to a $24.4 million increase in deposits. This increase was partially offset by a $3.2 million decrease in FHLB advances and a $1.5 million decrease in other liabilities.

Stockholders’ equity totaled $70.0 million as of March 31, 2017, which represented a decrease of $465,000 when compared to June 30, 2016. The decrease was primarily due to a $2.7 million decrease in accumulated other comprehensive income reflecting declines in the market value of available-for-sale securities, $713,000 in dividends declared during the period, and stock repurchases totaling $238,000. These decreases were partially offset by net income of $2.5 million and $243,000 in proceeds received related to the exercise of stock options during the period. The decrease in accumulated other comprehensive income is the result of increasing market interest rates during the period. In connection with the preparation of the financial statements for the quarter ended March 31, 2017, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and the ability to hold these securities until the value recovers or until maturity.

There were 4,204,910, 4,198,143, and 4,201,326 outstanding shares of common stock at March 31, 2017, June 30, 2016, and March 31, 2016, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.